Exhibit 12.2



                              ALABAMA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1995 and the twelve months ended October 31, 1996



                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                          Ended
                                                                                Year ended December 31,                 October 31,
                                                              =====================================================================
                                                                 1991          1992        1993         1994      1995         1996
                                                              ----------------------------Thousands of Dollars---------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                             $616,561     $607,696    $608,050     $594,669    $628,304   $624,630
      Federal and state income taxes                           202,354      172,003     167,021      242,569     186,856    195,465
      Deferred income taxes, net                                (6,058)      23,307      34,467      (32,536)     32,047     (1,578)
      Deferred  investment  tax credits                         (1,089)           0      (2,106)          (4)        (75)       (75)
      AFUDC - Debt funds                                         7,101        2,564       3,016        3,590       7,109      6,974
                                                              --------     --------    --------     --------    --------   --------
         Earnings  as defined                                 $818,869     $805,570    $810,448     $808,288    $854,241   $825,416
                                                              ========     ========    ========     ========    ========   ========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                               $217,338     $209,184    $186,779     $180,182    $183,199   $173,347
   Interest  on interim  obligations                            13,385        3,704       3,760        5,939      16,917     20,200
   Amort of debt disc, premium  and expense, net                 2,205        4,250       8,999        9,655      20,270     25,474
   Other interest  charges                                      14,929       19,382      35,475       19,909      27,064     32,701
                                                              --------     --------    --------     --------    --------   --------
         Fixed charges as defined                              247,857      236,520     235,013      215,685     247,450    251,722
Tax  deductible   preferred  dividends                           1,884        1,884       1,830        1,605       1,605      1,605
                                                              --------     --------    --------     --------    --------   --------
                                                               249,741      238,404     236,843      217,290     249,055    253,327
                                                              --------     --------    --------     --------    --------  ---------
Non-tax  deductible  preferred  dividends                       34,255       33,302      27,729       24,630      25,464     25,008
Ratio  of net income  before  taxes to net income           x    1.519     x  1.523    x  1.530      x 1.549    x  1.564   x  1.510
                                                               -------     --------    --------      -------    --------   --------
Pref  dividend  requirements  before  income  taxes             52,033       50,719      42,425       38,152      39,826     37,762
                                                              --------     --------    --------     --------    --------   --------
Fixed  charges  plus  pref  dividend  requirements            $301,774     $289,123    $279,268     $255,442    $288,881   $291,089
                                                              ========     ========    ========     ========    ========   ========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                              2.71         2.79        2.90         3.16        2.96       2.84
                                                                  ====         ====        ====         ====        ====       ====


Note:The above figures have been adjusted to give effect to Alabama Power Company's 50% ownership of Southern Electric Generating
     Company.